Exhibit 3.2

AGREEMENT AND PLAN OF MERGER

Dated as of September 15, 2005

by and between

CHAPARRAL ENERGY, INC.,

a Delaware corporation

and

CHAPARRAL, L.L.C.,

an Oklahoma limited liability company

i

AGREEMENT AND PLAN OF MERGER dated as of September 15, 2005 (this “Agreement”), by and between Chaparral Energy, Inc., a Delaware corporation (“Chaparral Energy”), and Chaparral, L.L.C., an Oklahoma limited liability company (“Chaparral” or the “Acquired Entity”).

R E C I T A L S:

WHEREAS, the manager of Chaparral and the Board of Directors of Chaparral Energy have determined that it is the best interests of such entities and their respective members and sole stockholder for Chaparral to merge with and into Chaparral Energy, with Chaparral Energy continuing as the surviving entity of the merger; and the manager of Chaparral and the Board of Directors of Chaparral Energy have authorized, approved and adopted this Agreement and have directed that it be submitted for approval to the members and sole stockholder of each of Chaparral and Chaparral Energy, respectively; and

WHEREAS, Altoma Energy G.P., an Oklahoma general partnership, Mark A. Fischer 1994 Trust, and Susan L. Fischer 1994 Trust, are all of the members of Chaparral (each a “Chaparral Member”, and collectively the “Chaparral Members”), owning 25,000,000, 12,500,000 and 12,500,000, respectively, of the 50,000,000 issued and outstanding units representing membership interest of Chaparral (the “Chaparral Units”); and

WHEREAS, Chaparral is the sole stockholder of Chaparral Energy, owning 1,000 of the 1,000 issued and outstanding shares of common stock, par value $0.01 per share, of Chaparral Energy (the “Chaparral Energy Common Stock”); and

WHEREAS, (i) the manager and members of Chaparral, in accordance with Section 2054 of the Oklahoma Limited Liability Act, and (ii) the sole stockholder and the Board of Directors of Chaparral Energy, in accordance with Section 264 of the General Corporation Law of the State of Delaware, have approved and adopted this Agreement and the merger of Chaparral with and into Chaparral Energy (the “Merger”), upon the terms and subject to the conditions of this Agreement, whereby each Chaparral Unit will be converted into the right to receive 0.00002 shares of common stock, par value $0.01 per share, of the Surviving Entity (as defined below) (the “Survivor Common Stock”); and

WHEREAS, immediately following the Effective Time (as defined below) of the Merger, the 1,000 outstanding shares of Chaparral Energy owned by Chaparral shall be cancelled; and

WHEREAS, Chaparral and Chaparral Energy desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the premises, the mutual representations and warranties herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger. In accordance with the provisions of (i) this Agreement, (ii) the Articles/Certificate of Merger (as defined below), (iii) the General Corporation Law of the State of Delaware (the “DGCL”) and (iv) the Oklahoma Limited Liability Company Act (the “OK LLC Act”), at the Effective Time (as defined below) Chaparral shall be merged with and into Chaparral Energy. At and after the Effective Time, the separate existence of Chaparral shall cease, and Chaparral Energy shall continue as the surviving corporation under the laws of the State of Delaware.

Section 1.2 Name of Surviving Entity. The name of the Surviving Entity of the Merger shall be “Chaparral Energy, Inc.” as provided in Section 1.5 below.

Section 1.3 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) at 11:59 P.M. on September 16, 2005, as provided in the articles of merger and certificate of merger (the “Articles/Certificate of Merger”) with respect to the Merger to be duly executed and delivered and filed with the Secretary of State of the State of Delaware in the manner provided under Section 264 of the DGCL and with the Secretary of State of the State of Oklahoma in the manner provided under Section 2054 of the OK LLC Act. From and after the Effective Time, Chaparral Energy is herein sometimes referred to as the “Surviving Entity.” The day on which the Effective Time occurs is hereinafter called the “Effective Date.”

Section 1.4 Effect of the Merger.

(a) The Merger shall, from and after the Effective Time, have the effects provided for in the DGCL and the OK LLC Act.

(b) Without limitation of paragraph (a) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of the Acquired Entity shall automatically vest in the Surviving Entity, (ii) all debts, liabilities and duties of the Acquired Entity shall automatically attach to and become the responsibility of the Surviving Entity, (iii) all corporate acts, plans, policies, contracts, approvals and authorizations of the Acquired Entity, the members and the managers of the Acquired Entity, all committees, if any, elected or appointed by the managers of the Acquired Entity and all officers and agents of the Acquired Entity, that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Entity and shall be effective and binding on the Surviving Entity as the same were with respect to the Acquired Entity, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against the Acquired Entity may be prosecuted as if the Merger had not taken place or the Surviving Entity may be substituted for the Acquired Entity in any such action or proceeding and (v) any employees of the Acquired Entity at the Effective Time shall become employees of the Surviving Entity.

Section 1.5 Governing Documents. At and after the Effective Time, the Certificate of Incorporation of Chaparral Energy, as in effect immediately prior to the Effective Time (the “Charter”), shall be the certificate of incorporation of the Surviving Entity. At and after the Effective Time, the bylaws of Chaparral Energy, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity unless and until amended in accordance with the DGCL.

Section 1.6 Officers and Directors. The persons serving as officers and directors of Chaparral Energy immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity until changed in accordance with the bylaws of the Surviving Entity and applicable law.

Section 1.7 Chaparral Units. At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral Energy, Chaparral or the Surviving Entity, each Chaparral Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.00002 shares of Survivor Common Stock. As soon as practicable after the Effective Time, the Chaparral Members shall surrender for cancellation the certificates which formerly represented all of the outstanding Chaparral Units. Upon surrender of such certificates, the Surviving Entity shall issue to each Chaparral Member a certificate representing the shares of Survivor Common Stock such Chaparral Member is entitled to receive pursuant to this Section 1.7, and upon issuance, such shares of Survivor Common Stock shall (i) be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Surviving Entity and (ii) be the only issued and outstanding shares of the Surviving Entity.

Section 1.8 Chaparral Energy Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Chaparral Energy, Chaparral or the Surviving Entity, each share of Chaparral Energy Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled. As soon as practicable after the Effective Time, Chaparral, as the sole stockholder of Chaparral Energy, shall surrender for cancellation the certificate which formerly represented all of the outstanding shares of Chaparral Energy Common Stock.

Section 1.9 Chaparral Phantom Units. Prior to the Effective Time, the Plan Committee for the Chaparral Energy Phantom Unit Plan (the “Phantom Unit Plan”) shall take all action necessary such that, at the Effective Time, the number of Phantom Units held by any participants in the Phantom Unit Plan shall be proportionately adjusted so that the value of the Phantom Unit Accounts maintained for each such participant will remain unchanged as a result of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Chaparral. Chaparral represents and warrants to Chaparral Energy as follows:

(a) Incorporation and Standing. Chaparral is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

(b) Authority; Binding Agreement. The execution and delivery by Chaparral of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Chaparral, and this Agreement is a valid and binding obligation of Chaparral enforceable in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this Agreement by and the consummation of the Merger and any other transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the articles of organization, operating agreement or other constituent documents of Chaparral; (ii) contravene, conflict with, or result in a violation or breach of or default under, require filing with or obtaining consent from any federal, state, local, municipal, foreign or other governmental or quasi-governmental body or authority, including any court, administrative agency or other person or entity thereunder (a “Governmental Body”), or give any Governmental Body or other person or entity the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief in any such instance under, any federal, state, or local law, ordinance, principle of common law, rule, regulation or statute, United States or foreign or state, local or otherwise (a “Legal Requirement”) or any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or Governmental Body (an “Order”) to which Chaparral is subject; (iii) contravene, conflict with, or result in a violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, modify, cancel, or terminate, any consent, license, franchise, waiver, approval, authorization or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement (a “Governmental Authorization”) that is held by Chaparral or that otherwise relates to the business and operations of Chaparral; (iv) contravene, conflict with, or result in a violation or breach of or default under any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any consent under, or to cancel or terminate, any agreement or contract, written or oral, to which Chaparral is a party; or (v) result in the imposition or creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature upon or with respect to any of the assets of Chaparral (or give any Governmental Body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief in any such instance under any Legal Requirement); except (X) in each case, for violations, conflicts, breaches, defaults, terminations or modifications which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by this Agreement and (Y) with respect to clause (iv), for the consent of the Administrative Agent required pursuant to the Sixth Restated Credit Agreement, dated as of June 22, 2005 (the “Chaparral Credit Agreement”), among Chaparral, Chaparral Energy, L.L.C., Noram Petroleum, L.L.C., Chaparral Resources, L.L.C., Triumph Tools & Supply, L.L.C., Chaparral CO2, L.L.C., Chaparral Oil, L.L.C., Chaparral Real Estate, L.L.C. and Chaparral Texas, L.P., as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “Administrative Agent”). Other than the consent of the Administrative Agent required pursuant to the Chaparral Credit Agreement, Chaparral is not required to give any notice to or obtain any consent from any Person in connection with the transactions contemplated by this Agreement (whether relating to an existing contract or agreement or under any Legal Requirement or Order or otherwise).

Section 2.2 Representations and Warranties of Chaparral Energy. Chaparral Energy represents and warrants to Chaparral as follows:

(a) Formation and Standing. Chaparral Energy is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority; Binding Agreement. The execution and delivery by Chaparral Energy of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Chaparral Energy, and this Agreement is a valid and binding obligation of Chaparral Energy enforceable in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this Agreement by and the consummation of the Merger and any other transactions contemplated hereby will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation or breach of or default under any provision, term or condition of the certificate of incorporation or bylaws of Chaparral Energy; (ii) contravene, conflict with, or result in a violation or breach of or default under, require filing with or obtaining consent from any Governmental Body, or give any Governmental Body or other person or entity the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief in any such instance under, any Legal Requirement or any Order to which Chaparral Energy is subject; (iii) contravene, conflict with, or result in a violation or breach of or default under any of the terms, conditions or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, modify, cancel, or terminate, any Governmental Authorization that is held by Chaparral Energy or that otherwise relates to the business and operations of Chaparral Energy; (iv) contravene, conflict with, or result in a violation or breach of or default under any provision of, or give any person or entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or require any consent under, or to cancel or terminate, any agreement or contract, written or oral, to which Chaparral Energy is a party; or (v) result in the imposition or creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature upon or with respect to any of the assets of Chaparral Energy (or give any Governmental Body or other person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief in any such instance under any Legal Requirement); except, in each case, for violations, conflicts, breaches, defaults, terminations or modifications which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated by this Agreement. Chaparral Energy is not required to give any notice to or obtain any consent from any Person in connection with the transactions contemplated by this Agreement (whether relating to an existing contract or agreement or under any Legal Requirement or Order or otherwise).

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1 Conditions to Obligations of Chaparral. The obligation of Chaparral to perform this Agreement is subject to the satisfaction or waiver, prior to the proposed Effective Time, of each of the following conditions:

(a) The representations and warranties of Chaparral Energy set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Date as though made on and as of the Effective Date. Chaparral Energy shall have performed all agreements and conditions required to be performed or complied with by it under this Agreement prior to or on the Effective Date; and Chaparral shall have received a certificate of Chaparral Energy, dated the Effective Date, executed by and on behalf of Chaparral Energy by one of its duly authorized officers to that effect.

(b) All actions necessary to authorize the execution, delivery and performance of this Agreement by Chaparral Energy shall have been duly and validly taken.

(c) The consent of the Administrative Agent required pursuant to the Chaparral Credit Agreement shall have been obtained.

Section 3.2 Conditions to Obligation of Chaparral Energy. The obligation of Chaparral Energy to perform this Agreement is subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

(a) The representations and warranties of Chaparral set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Date as though made on and as of the Effective Date. Chaparral shall have performed all agreements and conditions required to be performed or complied with by them under this Agreement prior to or on the Effective Date; and Chaparral Energy shall have received a certificate, dated the Effective Date, executed by and on behalf of Chaparral by one of its duly authorized officers to that effect.

(b) All actions necessary to authorize the execution, delivery and performance of this Agreement by Chaparral shall have been duly and validly taken.

Section 3.3 Condition to Each Party’s Obligation. The obligations of Chaparral and Chaparral Energy to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of each of the following conditions:

(a) The members of Chaparral shall have approved and adopted this Agreement and the Merger, in accordance with Section 2054 of the Oklahoma Limited Liability Company Act.

(b) The sole stockholder of Chaparral Energy shall have approved and adopted this Agreement and the Merger, in accordance with Section 264 of the General Corporation Law of the State of Delaware.

ARTICLE IV

AMENDMENT AND TERMINATION

Section 4.1 Amendment. This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the parties hereto.

Section 4.2 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the Board of Directors of Chaparral Energy or the manager of Chaparral for any reason whatsoever, such termination to be effected by giving written notice to the other parties hereto. In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, managers, officers, stockholders, members or partners.

ARTICLE V

MISCELLANEOUS

Section 5.1 Entire Agreement. This Agreement contains the entire agreement among Chaparral and Chaparral Energy with respect to the Merger and supersedes all prior arrangements or understandings with respect thereto.

Section 5.2 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 5.3 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

Section 5.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered by hand or overnight courier or sent by certified or registered mail, postage prepaid, if to:

Chaparral Energy:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Attention: Mark A. Fischer

The Acquired Entity:

Chaparral, L.L.C.

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

Attention: Mark A. Fischer

or to such other address as any party hereto may, from time to time, designate in writing delivered in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date the same is postmarked.

Section 5.5 Successors and Assigns. Agreement may not be assigned by a party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

Section 5.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective or to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Chaparral and Chaparral Energy have caused this Agreement to be duly executed all as of the day and year first above written.

CHAPARRAL ENERGY, INC., a Delaware corporation

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Chief Executive Officer and President

CHAPARRAL, L.L.C., an Oklahoma limited liability company

By:	/s/ Mark A. Fischer
Name:	Mark A. Fischer
Title:	Manager and President